Exhibit 10.01

"Certain identified information noted as 'XXXXX' has been excluded from this exhibit, because it is both a.) not material and b.) would likely cause competitive harm to the Registrant if publicly disclosed."

EXCLUSIVE DISTRIBUTION SERVICES AGREEMENT

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This Exclusive Distribution Services Agreement ("Agreement") is effective as of the date last set forth below (the “Effective Date”), by and between Wellgistics, LLC, a Florida limited liability company, having a business address of 358 Eagles Landing Drive, Lakeland, FL 33810 (“Wellgistics”) and Predictive Laboratories, Inc., a Utah corporation having a business address of 2735 East Parleys Way, Suite 205, Salt Lake City, Utah 84109  (“Supplier”). Wellgistics and Supplier may be individually referred to as a “Party” or collectively as the “Parties.” References to this Agreement shall include its Schedules and/or Exhibits.

RECITALS

WHEREAS, Wellgistics is a wholesale distributer of pharmaceutical and healthcare industry related products;

WHEREAS, Supplier sources or manufactures healthcare related products and distributes the same; and

WHEREAS, subject to the terms and conditions of this Agreement, Supplier desires to use Wellgistics to distribute, or hereby authorizes it to distribute, the products detailed in Exhibit A (the “Product” or “Products”) on an exclusive basis.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties hereto, each intending to be legally bound, agree as follows:

1. Term.  This Agreement shall commence on the Effective Date and will have a reoccurring term of one year (the “Term”), which shall automatically renew for additional one year Terms unless either Party provides the other Party written notice of termination of the Agreement at least sixty (60) days prior to the end of the then contract Term or the Agreement is terminated in accordance with Section 7.

2. Products and Pricing.  The Products available hereunder and the respective initial direct invoice prices included in this Agreement are listed on Exhibit A.  For all direct purchase Products, Wellgistics will be invoiced at the contract prices listed in Exhibit A.

      a. Distribution Channel. In order to ensure that Wellgistics is fully incentivized to promote and maximize sales of the Products, Wellgistics shall serve as Supplier’s exclusive distributor during the Term of this Agreement in the Territory (as defined below).

         i. Subject to the terms of this Agreement, Supplier hereby exclusively grants all distribution rights it holds, as those rights may change from time-to-time, for the Products on and in any platform and in any distribution channel in the Territory;

         ii. The exclusive distribution rights granted herein are subject to Wellgistics placing an Initial Order of One Million (1,000,000) units of the Product immediately following execution of this Agreement;

         iii.Wellgistics shall have the right and discretion to set the pricing at or above XXXXX per unit of Product on the reselling or wholesaling of the Product and to determine who it will and will not sell the Product to. Wellgistics will not sell units of Product at less than XXXXXX per unit of Product without the prior written consent of Supplier, which consent shall be in  Supplier’s sole and absolute discretion.

         iv. All inquiries made to the Supplier by any buyer regarding the purchase of the Product shall be referred to Wellgistics for a response.

     b. Purchase Orders; Pricing. Wellgistics’ purchase of the Product from Supplier will be handled through Purchase Orders (“PO”) to Supplier.  Each PO will set forth: (a) the quantities and sizes of the Product; (b) the shipment dates; and (c) the shipping destination. Supplier will not be obligated under the terms and conditions of a PO until Supplier has given Wellgistics written notice of its acceptance of the PO in question. Acceptance of a PO will be in the sole and absolute discretion of Supplier.  Under no circumstances shall a PO that has been accepted by Supplier be cancelled by Supplier without Wellgistics’ prior written approval.  Wellgistics may not cancel any submitted PO after the PO is accepted by Supplier.

     c. Price Protection. The price may be changed only by a written amendment to this Agreement.

     d. Minimum Quantity. Wellgistics’ exclusive distribution are granted based upon Wellgistics placing an initial One Million (1,000,000) unit order of the Product on the following terms:

          i.Wellgistics shall submit to Supplier a PO for One Million (1,000,000) units of the Product immediately upon execution of this Agreement (“Initial Order”);

          ii.Within three days following the submission of the PO, Wellgisitics shall pay 50% of the Initial Order price to Supplier (“Initial Payment”);

          iii.Supplier will begin providing XXXXX per week to Wellgistics on the earliest possible schedule (not to be longer than seven (7) business days from receipt of the Initial Payment);

          iv.Upon having received the first 500,000 units of the Product, Wellgistics will pay the balance owned on the Initial Order (“Second Payment”); and

         v.Supplier will provide the 1,000,000 units of Product that are part of the Initial Order on the earliest possible schedule.

    e .Failure to purchase the Minimum Quantity as outlined in Section 2(d) shall trigger Supplier’s right to terminate the exclusive rights granted hereunder, which act shall be Supplier’s sole remedy for Wellgistic’s failure to purchase a minimum quantity.

    f.Product Delivery.  Shipping terms are FOB Destination.  Title to and risk of loss to the Products shall pass to Wellgistics upon receipt by Wellgistics at Wellgistics’ warehouse in Lakeland, Florida.  If Product is lost or damaged during transit, Wellgistics shall notify Supplier in writing within ten (10) days of its receipt of such Product and Supplier will provide Wellgistics with credits for that portion of the shipment that is lost or damaged against future orders.

3.Payment Terms

The invoice for the first order (1,000,000) units shall be paid by Wellgistics fifty percent (50%) upon placement of the Initial Order. The balance shall be payable as outlined in 2(d) above

4. Additional Compensation.

      a. As further consideration for both the Product price stated in Exhibit A and the grant of exclusivity, Wellgistics agrees to further compensate supplier by paying it (XXXXX%) of the Net Revenue (defined below) generated by all sales of the Product plus XXXXX% XXXXX to Florida shipping costs (including domestic shipping costs) for the Product in question.  Net Revenue shall be defined for purposes of this Agreement as the gross sales price by Wellgistics and/or its Affiliates (defined below) less the price paid by Wellgistics to purchase the Product from Supplier.  This additional compensation shall be calculated and paid in two ways: (1) Wellgistics will pay Supplier an additional XXXXX per unit in accordance with the following schedule: (i) 50% at that the time of the Initial Payment; and (ii) 50% at the time of the Second Payment; and (2) all sales will be calculated monthly and the balance owed Supplier, less the XXXXX already paid, shall be paid to Supplier by Wellgistics on or before the 15th of the subsequent month. For purposes hereof, an “Affiliate” shall mean any person or entity that is controlling, controlled by, or is under common control with Wellgistic. For purposes of this definition “control” means ownership or control of greater than 50% of the voting rights of the person or entity in question or the power to otherwise direct the affairs of the person or entity in question.

     b. Each Party shall keep or cause to be kept such records as are required to determine, in a manner consistent with generally accepted accounting principles in the United States, the sums or credits due under this Agreement, including, but not limited to Net Revenue. At the request (and expense) of either Party, the other Party shall permit an independent certified public accountant appointed by such Party and reasonably acceptable to the other Party, at reasonable times not more than twice a year and upon reasonable notice, to examine only those records as may be necessary to determine, with respect to any quarterly period or periods ending not more than three years prior to such Party’s request, the correctness or completeness of any report or payment made under this Agreement. Results of any such examination shall be (i) binding on the Parties other than in the case of manifest error, (ii) limited to information relating to calculation of Net Revenues, and (iii) made available to both Parties. The Party requesting the audit shall bear the full cost of the performance of any such audit, unless such audit discloses a variance of more than 5% from the amount of the original report, commission or payment calculation, in which case the Party being audited shall bear the full cost of the performance of such audit. Each Party shall pay to the other the amount owing as revealed by such examination and review.

5. Warrants.  As additional compensation for the services performed by Wellgistics hereunder and only if Wellgistics is able to submit its Initial Order by April 1, 2020 and wire 50% of the Initial Order price by April 3, 2020, the Supplier, together with its parent company, Predictive Technology Group, Inc. (“PGI”), shall issue to Wellgistics or its designees at the time of the execution of this Agreement, transferable divisible warrants (the "Warrants") for the purchase of 1,500,000 PGI Shares at an exercise price of $.86 per share. The Warrants will expire on the third anniversary of the Effective Date. The Warrant shall be in the form set forth in Exhibit B. If the Warrants are issued, then on the date hereof and on each subsequent date that Warrants are exercised Wellgistics will be deemed to make the representations and warranties set forth in Exhibit D. Warrants may not be excercised or sold during the initial twelve month term of this agreement without the written consent of the Board of Directors of Predictive Technology Group.

6. Adverse Events; Complaints.  Wellgistics agrees to notify Supplier of any information coming into Wellgistics’ possession concerning any adverse event relating to the Product, within three (3) Business Days of the date of Wellgistics first becoming aware of such adverse event.

7.Return Policy and Product Recall.  Products may be returned if: (i) they are damaged or deteriorated through no action of Wellgistics; or (ii) they are subject to a recall initiated by Supplier or other government agency.

8. Termination.

      a. This Agreement may be terminated in whole or in part by either Party: (i) as a result of a material breach of this Agreement by the other Party if such breach is not cured within 30 days after receipt of notice of such breach by the non-breaching Party, which notice specifies the nature of the breach with reasonable particularity; (ii) if the other Party admits in writing of its inability to pay its debts generally as they become due, makes an assignment for the benefit of its creditors, or files (or has filed against it) any petition under any federal, state or local bankruptcy, insolvency or similar laws, if such filing is not stayed or dismissed within sixty (60) days after the date thereof.

     b.Effect of Termination on Orders.  Upon the expiration or earlier termination of this Agreement, Supplier will fill all accepted POs in accordance with their terms.  If Wellgistics is in possession of any Product at the expiration and/or termination of this Agreement, Wellgistics shall have the right to sell such Product after the expiration and/or termination of this Agreement. Wellgistics will not have the right to return Product to Supplier following expiration and/or termination of this Agreement.

     c. Survival.  Notwithstanding anything to the contrary contained in this Agreement, the provisions of Sections 5, 6, 8, 9, 10, and 13-25 will survive any expiration or termination of this Agreement.

9. Limited Warranty.  THE PARTIES SEPARATELY PROVIDE THE FOLLOWING RESPECTIVE REPRESENTATIONS AND WARRANTIES:

     a. Wellgistics represents warrants and covenants that: (a) entering into this Agreement does not violate any contractual obligations Wellgistics may have with third-parties; and (b) it shall distribute the Products and otherwise perform its obligations under this Agreement: (i) in accordance with any and all applicable laws, rules and regulations; (ii) in compliance with professional standards applicable to the pharmaceutical and medical device wholesale industry; (iii) consistent with Supplier’s instructions for use; and (iv) in accordance with the terms of this Agreement and amendments, if any.  Wellgistics may only sell and distribute Product to Customers within the fifty (50) states of the United States of America, the District of Columbia, Puerto Rico and the territories and possessions of the United States (collectively, the “Territory”).

    b. Wellgistics acknowledges Supplier’s right, title, and interest, in and to the Products’ patents, trademarks and any other symbols, logos, service marks, trademarks, trade names, copyrights, copyrightable material, or other legally protected information associated with the Products or Supplier (collectively referred to as "Supplier IP") and shall not claim any right, title, or interest, in or to the Supplier IP or the Products, other than the right to distribute the Products.

10. Indemnification.  SUPPLIER SHALL INDEMNIFY, DEFEND, AND HOLD HARMLESS WELLGISTICS AND ITS AFFILIATE COMPANIES AND THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS (HEREINAFTER COLLECTIVELY REFERRED TO AS A “WELLGISTICS INDEMNIFIED PARTY”) FROM AND AGAINST ANY AND ALL THIRD PARTY CLAIMS AND ASSOCIATED LOSSES, EXPENSES, DAMAGES, LIABILITIES, COSTS (INCLUDING, BUT NOT LIMITED TO, INTEREST, PENALTIES, AND REASONABLE ATTORNEYS’ FEES) AND JUDGMENTS SUFFERED BY A WELLGISTICS INDEMNIFIED PARTY ARISING OUT OF: (A) BODILY INJURY, PROPERTY DAMAGE, OR ANY OTHER DAMAGE OR INJURY, IN EACH CASE, DIRECTLY CAUSED BY THE PRODUCTS PURCHASED  BY WELLGISTICS FROM SUPPLIER OR (B) SUPPLIER’S BREACH OF THIS AGREEMENT, EXCEPT IN THE CASE OF (A) OR (B) IF SUCH INJURY OR DAMAGE RESULTS PARTIALLY OR COMPLETELY FROM SUCH WELLGISTICS INDEMNIFIED PARTY’S NEGLIGENCE, WILLFUL MISCONDUCT, OR THE BREACH OF WELLGISTICS’ OBLIGATIONS UNDER THIS AGREEMENT.

WELLGISTICS SHALL INDEMNIFY, DEFEND, AND HOLD HARMLESS SUPPLIER AND ITS AFFILIATE COMPANIES AND THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS (HEREINAFTER COLLECTIVELY REFERRED TO AS A “SUPPLIER INDEMNIFIED PARTY”) FROM AND AGAINST ANY AND ALL THIRD PARTY CLAIMS AND ASSOCIATED LOSSES, EXPENSES, DAMAGES, LIABILITIES, COSTS (INCLUDING, BUT NOT LIMITED TO, INTEREST, PENALTIES, AND REASONABLE ATTORNEYS’ FEES) AND JUDGMENTS SUFFERED BY A SUPPLIER INDEMNIFIED PARTY ARISING OUT OF WELLGISTICS’ FRAUD, NEGLIGENCE OR WILLFUL MISCONDUCT OR WELLGISTICS’ BREACH OF THIS AGREEMENT, EXCEPT IF CLAIM RESULTS PARTIALLY OR COMPLETELY FROM SUCH SUPPLIER INDEMNIFIED PARTY’S NEGLIGENCE, WILLFUL MISCONDUCT, OR THE BREACH OF SUPPLIER’S OBLIGATIONS UNDER THIS AGREEMENT.

Indemnification under this Section will be provided only on the conditions that: (a) the indemnifying Party is given written notice within fifteen (15) days after the indemnified Party receives notice of the subject action (provided failure to give such notice within such period shall not bar a claim for indemnification except to the extent such failure has prejudiced the indemnifying Party); (b) the indemnifying Party has sole control of the defense and all related settlement negotiations, provided any settlement that would impose any monetary or injunctive obligation upon the indemnified Party or requires any admission of liability shall be subject to the indemnified Party’s prior written approval; and (c) the indemnified Party provides cooperation and information in furtherance of such defense, as reasonably required by the indemnifying Party.

NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY UNDER THIS AGREEMENT FOR ANY INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES ARISING IN ANY WAY OUT OF OR UNDER THIS AGREEMENT, WHETHER IN TORT, CONTRACT OR OTHERWISE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  NO TERMS SET FORTH IN SUPPLIER’S INVOICE OR IN ANY OTHER DOCUMENT THAT IS NOT SIGNED BY BOTH PARTIES SHALL IN ANY WAY ACT TO LIMIT EITHER PARTY’S LIABILITY UNDER THIS AGREEMENT.  THESE INDEMNIFICATION OBLIGATIONS AND LIMITATION OF LIABILITY SHALL SURVIVE EXPIRATION OR EARLY TERMINATION OF THIS AGREEMENT.

11. Insurance.  Supplier shall maintain a product liability insurance policy with limits of not less than One Million Dollars ($1,000,000) including excess or umbrella policies.  Wellgistics shall obtain and maintain at all times during this Agreement the following minimum levels of insurance: (i) comprehensive general liability with limits of at least $1,000,000 per occurrence, and two million ($2,000,000) aggregate and a four million ($4,000,000) umbrella and in the aggregate, (ii) workers' compensation insurance as required by Law, (iii) employers' liability insurance with limits of at least $500,000 per accident, and (iv) professional and product liability insurance policy with limits of at least two million dollars ($2,000,000) per claim and five million ($5,000,000) in the aggregate.

12. Compliance with Laws.  In the performance of its duties and obligations under this Agreement, each Party shall at all times comply with all federal, state, local and other applicable laws, regulations, rules, orders and ordinances (collectively “Laws”) pertinent to each Party’s performance of its duties.

13. Force Majeure.  The Parties shall not be liable for, acts of God, war, riots, floods, fires, storms, strikes, catastrophes, or any other acts of force majeure, governmental restrictions, prohibitions, regulations, and requisitions, the acts of logistics providers  or common carriers, or other interferences beyond their reasonable control to the extent that the same prevent or delay the performance of the obligations herein contained; provided, however, that such Party shall use reasonable commercial efforts to remove the cause of the disruption fulfill the obligations under this Agreement and provide the other Party with prompt notice of the occurrence of any such event of force majeure. This section is not intended and cannot be used by either Party to otherwise limit the availability of common law protections otherwise available.

14. Entire Agreement.  This Agreement contains the entire agreement and understanding between the Parties. This Agreement supersedes the Distribution Services Agreement and Third Party Logistics Services Agreement that were previously entered into by the Parties. The inapplicability or unenforceability of any provision of this Agreement shall not affect the operation or validity of any other provision of this Agreement and all such other provisions shall remain in full force and effect.

15. Amendment.  This Agreement may be amended or modified only by a written document duly executed by each Party.  This Agreement shall not be contravened or deemed modified or amended by any terms contained in any purchase order, confirmation or acknowledgment of Wellgistics or in any Supplier invoice, confirmation or acknowledgment stating other or different terms, whether or not signed by the Parties hereto.

16. Waiver.  No waiver of a breach, failure of any condition, or any right or remedy contained in or granted by the provisions of this Agreement shall be effective unless it is in writing and signed by the Party waiving the breach, failure, right, or remedy. No waiver of any breach, failure, right, or remedy, whether or not similar, nor shall any waiver constitute a continuing waiver unless the writing so specifies.

17. Governing Law.  This Agreement, and any dispute arising from the relationship between the Parties to this Agreement, shall be governed by and construed in accordance with the laws of the State of Utah, without giving effect to its choice of law provisions.

18. Notices.  Any notice to be given by either Party to the other shall be in writing and shall be given either by hand delivery or facsimile or email and confirmed in writing, by overnight courier (charges prepaid) or certified mail, return receipt requested, addressed to Wellgistics or Supplier at their respective addresses set forth below, or at such other address as either Party shall designate to the other in accordance herewith.  Notices shall be deemed given when received, as evidenced by written receipt or confirmation.

 If to Wellgistics:

Wellgistics

Attn: General Counsel

358 Eagles Landing Drive,

Lakeland, FL 33810

Phone: 435.817.6615

Fax: 863.336.5010

Email:  XXXXX

If to Supplier:

Predictive Laboratories, Inc.

Attn: President

2735 East Parleys Way, Suite 205,

Salt Lake City, Utah 84109 Phone:

Email: XXXXX

19. Severability.  If any provision of this Agreement is declared or found to be illegal or unenforceable, both Parties shall be relieved of all obligations arising under such provision, but the remainder of this Agreement shall not be affected and remain in full force and effect.

20. Headings.  The headings contained in this Agreement are for convenience of reference only and shall not define, limit or otherwise affect any of the terms or sections or provisions hereof.

21. Counterparts.  This Agreement may be executed in any number of counterparts and all such counterparts, when taken together, shall constitute a single and binding agreement.  Signatures sent by telefacsimile transmission or by electronic mail in PDF format shall constitute originals for purposes of executing and delivering this Agreement and sending notices.

22. Attorneys’ Fees.  In any litigation, arbitration or other proceeding by which one Party seeks to enforce its rights under this Agreement (whether in contract, tort or both) or seeks a declaration of its rights or obligations under this Agreement, the prevailing Party shall be awarded its reasonable attorneys’ fees, and costs and expenses incurred.

23. Subcontracting; Assignment.  This Agreement may not be subcontracted or assigned without prior written consent of the Parties, with the exception of third-party courier services.

24. Publicity. Except as required by Law, neither Supplier or Wellgistics shall identify the other as a prospective, current or former business counterparty in any press release, publicity, advertising, or other disclosure without prior written consent of the other Party.

25. Independent Contractors.  Each Party acknowledges and agrees that it is acting hereunder as an independent contractor.  Nothing in this Agreement is intended to mean, or shall be construed to mean, that Wellgistics or any of its employees or agents are the agents, representatives or employees of Supplier.

26. Arbitration.  Any controversy, claim or dispute arising out of or relating to this Agreement, shall be settled by binding arbitration in Salt Lake City, UT if it cannot first be resolved through good faith negotiations for at least thirty (30) days. Such arbitration shall be conducted in accordance with the then prevailing commercial arbitration rules of JAMS/Endispute (“JAMS”), with the following exceptions if in conflict: (a) one arbitrator shall be chosen by JAMS; (b) each Party to the arbitration will pay its pro rata share of the expenses and fees of the arbitrator, together with other expenses of the arbitration incurred or approved by the arbitrator; and (c) arbitration may proceed in the absence of any Party if written notice (pursuant to the JAMS’ rules and regulations) of the proceedings has been given to such Party. The Parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrator shall be final and conclusive and may be entered in any court having jurisdiction thereof as a basis of judgment and of the issuance of execution for its collection. All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity; provided however, that nothing in this subsection shall be construed as precluding the bringing an action for injunctive relief or other equitable relief. The arbitrator shall not have the right to award punitive damages or speculative damages to either Party and shall not have the power to amend this Agreement. The arbitrator shall be required to follow applicable law.  If for any reason this arbitration clause becomes not applicable, then each Party, to the fullest extent permitted by applicable law, hereby irrevocably waives all right to trial by jury as to any issue relating hereto in any action, proceeding or counterclaim arising out of or relating to this Agreement or any other matter involving the Parties hereto.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the Parties through their duly authorized representatives as of the Effective Date.

Wellgistics, LLC	Predictive Technology Group, Inc. Separately and on behalf of Predictive Laboratories, Inc.
By:	By:

Name: Matthew Starley	Name: Bradley C. Robinson
Title: COO / General Counsel	Title: President and CEO
Date: April 1, 2020	Date: April 1, 2020

EXHIBIT A

Wellgistics Pricing as of the Effective Date

NDC	Description	Initial Order Minimum	Exclusive Price Per Unit
n/a	Assurance AB Test (COVID-19 IgM/IgG Rapid Antibody Test (blood))	1,000,000	$ XXXXX